Exhibit 99.01

Continucare Corporation Reports Record Revenues and 231% Increase in Operating Profit for Third Quarter of Fiscal 2008

MIAMI--(BUSINESS WIRE)--Continucare Corporation (AMEX:CNU) today reported financial results for its third quarter of fiscal 2008. Financial highlights for the quarter include:

  Total revenue of $65.9 million, a 9% increase compared to $60.4 million in the third quarter of fiscal 2007;
  Income from operations of $6.1 million, a 231% increase compared to $1.8 million for the same quarter last year;
  Net income of $3.7 million, a 220% increase compared to $1.1 million for the same quarter last year; and
  Earnings per diluted share increased to $0.05 compared to $0.02 per diluted share in the third quarter of fiscal 2007.

For the nine-months ended March 31, 2008, total revenue increased 24% to $188.3 million compared to $151.7 million in the same period one year ago. Income from operations during the fiscal 2008 nine-month period increased 109% to $12.9 million compared to $6.1 million for the same period one year ago. Net income for the fiscal 2008 nine-month period increased 107% to $8.1 million, or $0.11 per diluted share, compared to $3.9 million, or $0.06 per diluted share, for the prior year period.

Continucare’s cash and cash equivalents increased to $12.7 million at March 31, 2008 from $7.3 million at June 30, 2007, while working capital increased to $22.3 million at March 31, 2008 from $17.5 million at June 30, 2007. Total liabilities decreased to $12.6 million at March 31, 2008 from $12.9 million at June 30, 2007. Shareholders’ equity was $107.6 million at March 31, 2008 compared to $104.1 million at June 30, 2007.

“Record revenues and a 231% increase in operating profit highlight another outstanding quarter and reinforce our proven track record of solid financial performance,” said Richard C. Pfenniger, Jr., Continucare’s Chairman and Chief Executive Officer. “The most significant driver to the gain in operating profit was the improvement in our medical expense ratio which reflects improved utilization outcomes and increased operating efficiencies. Cash flow during the quarter was strong and our balance sheet remained virtually free of long-term indebtedness. We continue to be optimistic about our prospects and consistent with this view have actively pursued the repurchase of our shares.”

Stock Repurchase Program

Since January 1, 2008 Continucare has repurchased 1,806,633 shares of its common stock at a cost of approximately $4.2 million and since the inception of the program in 2005, Continucare has repurchased 3,542,500 shares of its common stock at a total cost of approximately $8.6 million. An aggregate of 1,957,500 shares currently remain available for purchase under the plan. The plan authorizes management, at its discretion, to repurchase shares from time to time in the open market or in privately negotiated transactions subject to market conditions and other factors.

About Continucare Corporation

Continucare provides primary care physician services on an outpatient basis through a network of medical facilities and independent physician affiliates (IPAs) in the State of Florida. Continucare has 18 medical offices equipped with state-of-the-practice technology and staffed with experienced physicians and a comprehensive support staff. In addition, Continucare provides health practice management services to IPAs who practice primary care medicine in South Florida. Continucare assists these physicians with medical utilization and pharmacy management and specialist network development, freeing them to devote more time to patient care. For more information please visit www.continucare.com.

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors and others are cautioned that forward-looking statements are subject to risks and uncertainties that may affect our business and prospects and cause our actual results to differ materially from those set forth in the forward-looking statements. These factors include, without limitation, the risk that the current trend in revenue or income growth may not continue or may be less than anticipated, risks and uncertainties relating to our ability to implement our growth strategy and to manage future growth, including our ability to achieve expected levels of patient volumes and control the costs of providing services, risks and uncertainties relating to our acquisition of Miami Dade Health Centers, Inc. and its affiliated companies, including the risk that we may not realize the expected benefits of the acquisition or achieve expected synergies, and the risk that further restructuring or other acquisition-related charges may be required in future periods, risks relating to our ability to effectively maintain or improve our medical management capabilities and control costs, risks relating to pricing and other pressures exerted on us by managed care organizations, the risk that the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and the Medicare Risk Adjustment on payments we receive for our managed care operations may not continue to be positive for us and that risk corridor adjustment charges in future periods may be greater than in the past, the risk that future legislation, changes in governmental regulations, including possible changes in Medicare programs, could adversely impact our operations or reduce reimbursements to health care providers and insurers, risks and uncertainties relating to our current dependence on three HMOs for substantially all of our revenues, including the loss of our managed care agreements with any of these HMOs and our ability to work together effectively with our HMO affiliates, uncertainties relating to technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, health care, inflationary trends in health care costs, and general economic conditions and uncertainties generally associated with the health care business. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from our forward-looking statements are included in our annual report on Form 10-K for the fiscal year ended June 30, 2007 and other filings with the SEC and we urge you to read those documents. We undertake no obligation to update or revise these forward-looking statements to reflect events or circumstances after the date hereof except as required by law.

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

ASSETS	March 31, 2008	June 30, 2007
Current assets:
Cash and cash equivalents	$12,724,322	$7,262,247
Other receivables, net	109,089	308,111
Due from HMOs, net of a liability for incurred but not reported medical claims of approximately $23,374,000 and $23,618,000 at March 31, 2008 and June 30, 2007, respectively	13,233,829	13,525,092
Prepaid expenses and other current assets	941,241	1,273,593
Deferred tax assets, net	554,486	740,264
Total current assets	27,562,967	23,109,307
Certificates of deposit, restricted	1,263,312	1,176,635
Property and equipment, net	8,578,686	8,509,454
Goodwill, net of accumulated amortization of approximately $7,610,000	73,204,582	73,670,225
Intangible assets, net of accumulated amortization of approximately $1,858,000 and $929,000 at March 31, 2008 and June 30, 2007, respectively	6,802,000	7,731,000
Managed care contracts, net of accumulated amortization of approximately $3,390,000 and $3,126,000 at March 31, 2008 and June 30, 2007, respectively	119,811	384,422
Deferred tax assets, net	2,466,653	2,289,811
Other assets, net	153,957	66,694
Total assets	$120,151,968	$116,937,548

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$159,721	$1,007,869
Accrued expenses and other current liabilities	3,633,001	4,542,097
Income taxes payable	1,450,776	67,398
Total current liabilities	5,243,498	5,617,364
Capital lease obligations, less current portion	130,068	165,191
Deferred tax liabilities	6,351,633	6,215,483
Other liabilities	843,341	881,125
Total liabilities	12,568,540	12,879,163
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value: 100,000,000 shares authorized; 67,741,803 shares issued and outstanding at March 31, 2008 and 70,043,086 shares issued and outstanding at June 30, 2007	6,774	7,004
Additional paid-in capital	120,032,681	124,616,091
Accumulated deficit	(12,456,027)	(20,564,710)
Total shareholders’ equity	107,583,428	104,058,385
Total liabilities and shareholders’ equity	$120,151,968	$116,937,548

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended March 31,
	2008	2007

Revenue	$65,936,165	$60,371,155
Operating expenses:
Medical services:
Medical claims	45,132,244	45,287,174
Other direct costs	6,902,514	6,775,987
Total medical services	52,034,758	52,063,161
Administrative payroll and employee benefits	3,489,077	2,538,479
General and administrative	4,341,247	3,935,456
Total operating expenses	59,865,082	58,537,096
Income from operations	6,071,083	1,834,059
Other income (expense):
Interest income	147,799	64,422
Interest expense	(5,079)	(5,817)
Income before income tax provision	6,213,803	1,892,664
Income tax provision	2,538,302	744,225

Net income	$3,675,501	$1,148,439

Net income per common share:
Basic	$.05	$.02
Diluted	$.05	$.02

Weighted average common shares outstanding:
Basic	68,352,586	70,014,831
Diluted	69,473,743	71,328,916

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Nine Months Ended March 31,
	2008	2007

Revenue	$188,344,274	$151,704,360
Operating expenses:
Medical services:
Medical claims	133,856,761	112,471,473
Other direct costs	20,436,307	16,480,682
Total medical services	154,293,068	128,952,155
Administrative payroll and employee benefits	8,912,191	6,903,862
General and administrative	12,272,352	9,704,488
Total operating expenses	175,477,611	145,560,505
Income from operations	12,866,663	6,143,855
Other income (expense):
Interest income	508,302	269,165
Interest expense	(17,033)	(44,938)
Income before income tax provision	13,357,932	6,368,082
Income tax provision	5,249,249	2,441,848

Net income	$8,108,683	$3,926,234

Net income per common share:
Basic	$.12	$.06
Diluted	$.11	$.06

Weighted average common shares outstanding:
Basic	69,402,996	63,451,322
Diluted	70,559,450	64,694,489

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended March 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,108,683	$3,926,234
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,904,069	1,375,002
Loss on disposal of fixed assets	-	35,924
Provision for bad debts	181,081	120,934
Compensation expense related to issuance of stock options	1,036,002	1,253,217
Deferred tax expense	(134,130)	2,324,328
Changes in operating assets and liabilities:
Other receivables, net	17,941	(293,579)
Due from HMOs, net	840,297	1,930,500
Prepaid expenses and other current assets	317,352	(924,151)
Other assets, net	(87,263)	890,885
Accounts payable	(848,148)	651,166
Accrued expenses and other current liabilities	(682,033)	(778,598)
Income taxes payable	1,383,378	(142,573)
Net cash provided by operating activities	12,037,229	10,369,289

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of certificates of deposit	15,000	-
Purchase of certificates of deposit	(101,677)	(43,395)
Proceeds from sales of fixed assets	-	25,000
Acquisition of MDHC Companies, net of cash acquired	-	(6,121,722)
Purchase of property and equipment	(777,415)	(703,412)
Acquisition costs related to MDHC Companies	-	(359,147)
Net cash used in investing activities	(864,092)	(7,202,676)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable	-	1,813,317
Repayments on note payable	-	(1,813,317)
Proceeds from long-term debt	-	6,917,808
Repayment on long-term debt	(6,083)	(14,684,848)
Principal repayments under capital lease obligations	(85,351)	(74,020)
Proceeds from exercise of stock options	64,375	41,699
Payment of fees related to issuance of stock	(45,000)	(44,401)
Repurchase of common stock	(5,639,003)	-
Net cash used in financing activities	(5,711,062)	(7,843,762)

Net increase (decrease) in cash and cash equivalents	5,462,075	(4,677,149)
Cash and cash equivalents at beginning of period	7,262,247	10,681,685
Cash and cash equivalents at end of period	$12,724,322	$6,004,536

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Purchase of property and equipment with proceeds of capital lease obligations	$38,922	$81,736
Retirement of treasury stock	$5,564,998	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for taxes	$4,000,000	$266,000
Cash paid for interest	$17,033	$44,938

CONTACT:
Continucare Corporation, Miami
Fernando L. Fernandez, Senior Vice President–Finance
305-500-2105